                                                                   EXHIBIT 99.1



                                FAIRNESS OPINION



                                  Prepared For



                       HARRIER INC.'S BOARD OF DIRECTORS

                       2200 Pacific Coast Hwy., Suite 301
                            Hermosa Beach, CA 90254



                                January 8, 1998, as
                             amended on August 7, 1998



                                  Prepared By:



                      BUSINESS VALUATION & PLANNING GROUP
                               Orange, California

                              DISCLOSURE STATEMENT

This Fairness Opinion was prepared by the Business Valuation & Planning Group ("BVPG") for Harrier, Inc. The value stated herein constitutes the Fairness Opinion of the Business Valuation & Planning Group relative to Harriet's sale of 2,850,000 shares of the $.01 par value common stock of Glycosyn Pharmaceuticals, Inc. in to the New Capital Investment Fund ("Fund") in exchange for the Funds's consideration of approximately $595,176 of indebtedness owed to it by Harrier. (Such transaction referred to herein as the "Glycosyn Recapitalization").



The information contained herein has either been provided by the Officers of the business or obtained from sources deemed to be reliable. We have no reason to doubt its accuracy. However, neither BVPG nor any of its officers confirmed the accuracy or completeness of the information provided by the officers of Harrier or obtained from other third party sources.



BVPG has not independently reviewed the financial statements provided for the Fairness Opinion. It should be noted that any financial projections are provided for general reference purposes only, in that they are based on assumptions relating to general economic conditions, competition, and other factors beyond the control of the Owners, and, therefore are subject to material variation.

Only those particular representations and warranties which may be made in definitive written documents, when, as, and if executed, and subject to such limitations and restrictions as may be specified in such definitive written documents, shall have any legal effect.

                                                           PURPOSE & ASSUMPTIONS
--------------------------------------------------------------------------------

PURPOSE

The Business Valuation & Planning Group ("BVPG") Fairness Opinion Report ("Report") is furnished for the exclusive use of the Board of Directors and shareholders of Harrier, Inc. Its purpose is to express BVPG's opinion on the fairness, from a financial point of view, of the proposed Glycosyn Recapitalization to the shareholders of Harrier, Inc. For the simplicity of this Report When referring to Glycosyn Pharmaceuticals, Inc., it shall be referred to as "Glycosyn", or the "Company".

It is our understanding that this Report will be used by the Board of Directors of Harrier in considering the approval of the Glycosyn
Recapitalization. Based on this understanding, the valuation methods and approach and Fairness Opinion described herein are not applicable for any other purpose.

ASSUMPTIONS

In order to create an Fairness Opinion it was necessary to make certain assumptions concerning the audience of this Report, as well as future conditions, relative to the Company and its internal and external environment. These assumptions are delineated below:

     -    The reader is familiar with Glycosyn Pharmaceuticals, Inc.

     - Assumes the new owners will have the necessary resources and commitment to grow the Company

     - Is dependent on the Company's financial projections being met or exceeded

     - The Company is an on-going concern and as such the Company has value in excess of the book value of its assets

Additional assumptions and conditions are outlined in the Limiting Conditions section of this Report.


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                                                              SUMMARY OF OPINION
--------------------------------------------------------------------------------

Our study has concluded that a reasonable estimate of the total fair market value of the common stock of Glycosyn Pharmaceuticals, Inc. as of December, 31 1997 is $930,423. This value was determined by the Income Value Method (a.k.a. the Discounted Cash Flow Method) and is deemed to be the most applicable value of Glycosyn for the purpose of the Glycosyn Recapitalization.

We, also, obtained a value of $1,092,217 under the Market Value Method. This value falls within the relevant range, but was eliminated from the Fairness Opinion since the comparable companies of the study were too dissimilar to Glycosyn, in terms of size and operational characteristics. Therefore, the Income Value Method was considered more applicable, since it takes into account Glycosyn's market demand and future expectations of the developing technology applied by Glycosyn.

However, the exact amount the owners may receive for the stock or assets of the Company is dependent on the terms of the sale, tax provisions existing at the time of sale, financial performance and conditions at time of sale, as well as other factors that impact value.

Nevertheless, the Fairness Opinion stated herein fairly represents the amount the Owners' can expect to receive at the time of sale. This opinion is based on the analysis of the financial statements; sales forecasts; market, industry, and competitive analysis; and knowledge of the Company as provided by Glycosyn Pharmaceuticals, Inc. 's management.

The FMV represents the amount the Owners' would net from a sale before taxes, commissions, and other selling costs. This value may be increased by offering terms which allow the prospective buyer to reduce the amount of the initial cash investment. The effect of such terms on the value depends upon the amount of the down payment, the interest rate on the balance, the repayment schedule, the quality of the security offered by the buyer, inflationary expectations, and other factors presently undiscovered.

In valuing Glycosyn Pharmaceuticals, Inc. we considered three methods of valuation -- Income Value, Book Value, and Market Value methods. The Market Value and Book Value Methods were eliminated, however, because it was determined that they were not applicable to valuing Glycosyn Pharmaceuticals, Inc. We did not use the Market Value Method for reasons stated earlier. We also eliminated the Book Value Method, since Glycosyn is an ongoing concern. Nevertheless, as indicated above, the Income Value Method offers a reasonable estimate of value. Therefore, it was used to value Glycosyn Pharmaceuticals, Inc.


BUSINESS VALUATION & PLANNING GROUP      BUSINESS VALUATION SERVICES      PAGE 2

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                                                            BUSINESS DESCRIPTION
--------------------------------------------------------------------------------

COMPANY Glycosyn Pharmaceuticals, Inc. (the "Company"), rounded in March 1993, is located in Raleigh, North Carolina, with corporate offices in Durham, North Carolina. Glycosyn is a pharmaceuticals developer, specializing in the development of novel pharmaceutical compounds. Specifically, glycosylated structures used in the delivery of boronated compounds in treating cancer tumors. The Company sets itself apart from its competitors by offering superior technology in the delivery of boronated compounds.

          As a result, the Company has received considerable attention in developing and marketing the compound. However, the Company holds patent to this technology and is currently applying for individual and continuation-in-part patents. These patents are co-owned by the University of Michigan. Moreover, the Company seeks patents, not only in the United States, but also in several other countries. Likewise, FDA approval is being sought in the United States (i.e., approval with similar agencies in being sought in a host of other nations, too). To obtain these approvals, the Company's technology must be tested extensively. There is no assurance, however, that the Company will obtain the patents and government approvals it is seeking.

CORPORATE
STRUCTURE The Company currently has 5,262, 100 shares issued and outstanding with an authorization limit of 30,000,000 shares, of which 5,000,000 shares of common stock are owned by Harrier, Inc. The Company was originally funded through Harrier, Inc., as well as funds, to some degree, from a research and development partnership that was terminated in 1995. The total capital investment into the technology exceeds $4 million over a 5 year period. It is the intent of the Company to continue developing the technology.

The Company's continued success will depend on its ability to obtain patents, government approval, and to properly educate the market on the advantages of its technology.

BUSINESS VALUATION & PLANNING GROUP      BUSINESS VALUATION SERVICES      PAGE 3

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                                                   BASIC PRINCIPLES OF VALUATION
--------------------------------------------------------------------------------

A business valuation of a closely-held private enterprise, such as Glycosyn, is necessary to determine value where an active market for a company's securities does not exist. The basic principle behind a valuation of this type is to analyze the earning power of a company and its ability to convert earning power into value. Earning power is measured using the rates of return expected in the financial markets for various types of investment alternatives, with consideration given to history, expected growth rates and risk, and comparison to similar companies, as well as other techniques to determine fair market value.

Fair market value is that value at which a willing buyer and a willing seller, neither being compelled to act and both being informed of the relevant facts and conditions that might be anticipated, would effect a sale of an asset at "arms' length" on a given date.

A comprehensive valuation considers all of the elements set forth by the Internal Revenue Service in its Revenue Ruling 59-60. Although this ruling was initially written for estate and gift tax purposes, it has become a standard in the valuation field. Specifically, this ruling considers the following factors in valuing the stock of closely-held companies:

     1.   The nature of the business and history of the enterprise.
     2. The general economic outlook and condition and outlook of the specific industry.
     3. The book value of the stock and the financial condition of the business.
     4.   The company's earnings capacity.
     5.   The company's dividend-paying capacity.
     6.   Whether or not the enterprise has goodwill or other intangible value.
     7.   Sales of stock and the size of the block to be valued.
     8. The market prices of stocks of corporations engaged in the same or similar lines of business whose stocks are actively traded in a free and open market, either on an exchange or over the counter.

This Report also complies with the Uniform Standards of Professional
Appraisal Practice, which mirrors many of the provisions of Revenue Ruling 59-60, as well as requiring the certification found at the end of this report.

The value of a corporation's securities in the hands of its stockholders and the value of the underlying assets of the corporation is usually only incidentally related. The value of the securities that are freely traded in a public market is influenced as much by external factors beyond the control of the company as it is by internal factors within the control of management.

Fair market value of securities that enjoy an active public market is determined by actual market quotation on a particular date, unless the market for a security is affected by some abnormal influence or condition. Determination of the fair market value of securities of a closely-held corporation, however, cannot be determined as precisely, thus creating the need for independent professional business valuation.

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Attention must be given to evidence of earning power, book value, dividend paying capacity, financial and competitive position and other facts and circumstances that a potential buyer and seller would consider. The general economic environment, specific industry trends, and the overall operating climate are considered in determining appropriate discount rates and other estimates. Also, prices realized in actual acquisitions of similar companies near the valuation date may be a realistic measure of value.

Professional valuation of a closely-held company cannot be considered an exact science. Experience has shown, however, that comprehensive and thorough valuation analyses can generate an estimate of value that is reasonable and relevant.

In preparing this Report, information was provided by the management of GLYCOSYN PHARMACEUTICALS, INC. The Business Valuation & Planning Group is not in position to certify the accuracy of basic data provided by the Company, and the validity of this Report is dependent upon the accuracy of such data and information. The Business Valuation & Planning Group does certify, however, that conceptually-sound methods were used in the valuation. Although, several methods were considered in valuing Glycosyn, the Income Value Method was deemed the most applicable valuation method to value Glycosyn.

CONTROL AND MARKETABILITY
The uncertainty inherent in the valuation process will likely cause differing methods of valuation to produce disparate estimates of value. The value of a security is influenced by many of its characteristics, including control and marketability.

     CONTROL
     The market value of public securities normally reflects the minority interest being traded. The price of a successful tender offer seeking control is usually higher than previous minority trades and reflects the value of the premium for control. For those methods which yield minority interest values, such as the Market Value Method, a control premium may have to be applied to Glycosyn Pharmaceuticals, Inc. in which a 100% interest in being valued.

     Control premium studies examine the difference in stock prices of a particular company immediately before and immediately after the majority of its stock is tendered. In a normal public market environment, only minority positions are traded on a regular basis. The median range of control premiums in the stock market has ranged from 30% to 45%, as per Mergerstat Review, 1987, published by W.T. Grimm & Company. Subsequent studies support these figures.

     MARKETABILITY
     The market value of public companies is based on comparisons with current values of securities traded on national exchanges. There are important marketability differences between the Company's securities and publicly traded securities. An owner of publicly traded securities can determine the market value of his holdings at all times. He can sell those holdings on virtually a moment's notice and receive cash net of brokerage fees within five working days.

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     As a privately-held company, Glycosyn does not have a readily available market for its stock. Consequently, there is no assurance of finding a buyer at any price. Moreover, liquidating a position in the Company could be a more costly and time-consuming process than liquidating stock in a publicly traded firm. Therefore, a discount relative to the values of publicly traded securities may have to be applied to the value of the Company's securities to reflect this limited marketability.

     Determining an exact discount for lack of marketability is a difficult process. There have been numerous studies conducted focusing on the discounts related to the value of restricted stocks. Eight significant studies have been made covering transactions since 1966.

     One of the largest studies was conducted by the Securities and Exchange Commission, which studied reporting and non-reporting companies. The overall average discount was 25.8%, while the average discount for non-reporting OTC companies (a better comparison to small, privately-held companies) was 32.6%.

     A study conducted by Milton Gelman in 1972 evaluated 89 transactions of four closed-end investment companies specializing in restricted securities investments. The mean discount on these transactions was 33%, with almost 60% of the transactions having a discount of 30% or greater.

     Robert Trout studied 60 purchases of restricted company stock from 1968 to 1972 and developed a regression model. The result of this study was a discount of 33.45%. For those companies in this study that were traded on a national stock exchange, the discount was lower than the discount of stock which was more thinly traded.

     In the May 1973 issue of Taxes, Robert E. Moroney published the results of his study of 146 transactions handled by ten registered investment companies. The range of the discounts was wide: as low as 3% to as high as 90%. For one of the stocks alone, the range was 10% to 90%. The average discount for the stocks in the study was 35.6%.

     J. Michael Maher published a later study in the September 1976 issue of Taxes. His approach was similar to that of the Moroney study; he evaluated the sale of restricted stock from 1969 to 1973 and calculated an average discount of 35.43%. Even after eliminating the top ten percent of high and low transactions, the average remained fairly steady at 34.73%.

     Standard Research Consultants ("SRC") evaluated the validity of the prior SEC study. In 1983, SRC studied 28 private placements of restricted company stock from 1978 to 1982. The range of the discount was 7% to 91%, with a median discount of 45%.

     Willamette Management Associates, Inc. ("WMA") studied 33 transactions involving restricted stock from 1981 to 1984. Most of the transactions occurred in 1983. The median discount of those transactions was 31.2%. This slightly lower discount when

BUSINESS VALUATION & PLANNING GROUP      BUSINESS VALUATION SERVICES      PAGE 6
     compared to the other studies is explained by the depressed stock market during the period of the study.

     Over the past several years, WMA has conducted a series of nine studies comparing private stock transactions to subsequent public offerings of stock in the same companies. The studies covered 12 years through 1989 and showed discounts ranging from 41.7% to 74.4%.

     The use of a discount for lack of marketability in this range has also been supported by a number of court cases, including William T. Piper, Sr. Est. (72 TC No. 88 CCH Dec. 36,315) and Estate of Arthur F. Little, Jr. [TCM 1982-26, CCH Dec. 38729(M)].

     In the case of Glycosyn Pharmaceuticals, Inc., a discount for the lack of marketability of 32% was applied, since the risk premium was not considered to be sufficient to include risks associated with the lack of marketability.

BUSINESS VALUATION & PLANNING GROUP      BUSINESS VALUATION SERVICES      PAGE 7

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                                                             INCOME VALUE METHOD
--------------------------------------------------------------------------------

The income value method attempts to determine the present value of anticipated future cash flow. In this analysis, financial projections are made by the Company. In the case of Glycosyn Pharmaceuticals, Inc., a forecast of three years is deemed to be sufficient. The operating cash flow for these years is then discounted to its present value using an appropriate discount rate. A terminal value of the business is then added to this present value figure.

Management compiled its estimate of revenues and expenses. The cash flow resulting from this financial forecast is then discounted to its present value to determine the value in today's dollars. The present value of future cash flow depends on the amount and timing of that cash flow. The risk involved in earning that cash flow is a critical factor in determining the discount rate.

The Capital Asset Pricing Model is a useful method of determining an appropriate rate by which to discount the projection of future cash flow. The model, in simplest terms, is based on the assertion that investors in risky securities require a return higher than the expected rate of return on risk-free investments. In essence, a premium for systematic risk is added to a risk-free return to arrive at a discount rate for a closely-held company. Since an investor in GLYCOSYN PHARMACEUTICALS, INC. would typically not have a portfolio of investments available to him, an additional discount for unsystematic risk is also added. Since this analysis was performed on a pre-tax basis, a taxable security instrument was used as the basis for developing a discount rate. The "30 Year Treasury Securities" rate is used as the risk free, taxable rate. The 31 December 1997 figure of 6.73% was used as the base rate.

The amount of the risk premium to be used for systematic and unsystematic risk is based on a proprietary mathematical model developed by the Business Valuation & Planning Group which yielded a risk premium of 45.00%. Adding the base rate of 6.73% to the risk premium of 45% yields a discount rate of 51.73%. This discount rate is support by the SRC and WMA studies for a business similar to Glycosyn with its historical losses and risk for advancing its technology.

The three years of operating cash flow is then discounted to current dollars using this discount rate. The value of the business must also take into account the fact that the company will still be operating at the end of the forecast period. Therefore, a terminal value beyond the end of the forecast must be calculated and discounted to current dollars. The operating cash flow figure for Year 5 was used to compute the terminal value. This figure is capitalized using the reciprocal of the discount rate. This value was then discounted to current dollars. We then applied a discount for the lack of marketability of 32%. The value derived by the Income Value method was used to determine the fair market value of Glycosyn Pharmaceuticals, Inc.

The discount for the lack of marketability has taken into account the level of risk that may be perceived by a prospective investor, given that the Company has not yet obtained a significant level of patents and government approvals. Whereas, the discount rate has taken into account the level of risk based on the Company's historical operational and financial performance.

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VALUATION
All financial statements were unaudited and the documentation was not subjected to further verification. It is presumed that GLYCOSYN PHARMACEUTICALS, INC. was conducting business in an approved manner during the valuation period under all IRS rules and regulations applicable to the business.

Based on Income Value Method, it is our opinion that, as of 31 December 1997, the fair market value of common stock of GLYCOSYN PHARMACEUTICALS, INC. is $930,423. In valuing GLYCOSYN PHARMACEUTICALS, INC., we have included the Owner's fair market value of equity in the overall valuation. Moreover, the derived value presumes that the Company's stock is purchased under normal terms and conditions in an arm's length transaction. The following table summarizes the valuation calculation:

                         DISCOUNTED CASH FLOW ANALYSIS
                         -----------------------------
  FISCAL YEAR                     CASH FLOW(1)                   PRESENT VALUE
  -----------            -----------------------------           -------------
      1998                       $       61,025                  $       40,219
      1999                              618,524                         268,667
      2000                            1,261,649                         361,180
                                ---------------
                                 $    1,941,198
 Cumulative Present Value of Cash Flows                          $      670,066
 Plus: Discount for Lack of Marketability @ 30%                        (437,846)
                                                                ---------------
 FAIR MARKET VALUE                                               $      930,423

(1)  From the Pro Forma Income Statement in Appendix 4.
(2) The residual value was determined by a three-step process. First, cash flow was projected for 2000. Second, that projected cash flow was capitalized by the assumed ROI. Third, the capitalized amount was discounted to its present value.

This method yields a reasonable estimate of Glycosyn's FMV. Therefore, it was used to value Glycosyn.

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                                                            MARKET VALUE METHOD
-------------------------------------------------------------------------------

The Market Value Method utilizes values of transactions publicly disclosed and attempts to identify comparable transactions to the company being valued. Our research identified transactions of companies, somewhat comparable to Glycosyn, and these transactions were utilized to value the Company. We were able to justify the use of publicly-held companies, since the basic operations of publicly-held companies do not differ a great extent from that of privately-held companies in this industry. The following table summarizes our findings:

                              MARKET VALUES
 ----------------------------------------------------------------------------------
                                                                        VALUE AS A
                                                         TRANSACTION    MULTIPLE OF
         BUYER                          SELLER               VALUE        NET SALES
 ---------------------------     ------------------      -------------  -----------
 Watson Pharmaceuticals, Inc.    Royce Laboratories      $  84,200,000      3.97
 E.M. Warburg Pincus & Co.       Envirogen, Inc.         $  16,000,000      1.51

VALUATION CONCLUSION
Utilizing the values in the table above we can derive values for Glycosyn. The following table calculates these values:


                                 GLYCOSYN'S MARKET VALUES
---------------------------------------------------------------------------------------------
                                                                 COMPARABLE
                                                                 VALUE AS A
    GLYCOSYN'S SALES IN BASE YEAR          COMPARABLE            MULTIPLE OF
                (1997)                     TRANSACTION              SALES           VALUE
 --------------------------------        ------------------      -----------     ------------
 $                     4,041,644         Royce Laboratories         3.97         $  1,092,217
 $                     4,041,644         Envirogen, Inc.            1.51         $    415,094

The values for Glycosyn using the Market Value Method yielded values ranging from $415,094 to $1,092,217. These values represent the relevant range for valuing the Company. However, the value closest to the estimated FMV of Glycosyn in the Table above is $1,092,217. Nevertheless, the Market Value Method was eliminated from the Fairness Opinion, since the comparable companies above are dissimilar to Glycosyn, in terms of size and operational structure.

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                                                               BOOK VALUE METHOD
--------------------------------------------------------------------------------

We also considered the book value method in valuing Glycosyn Pharmaceuticals, Inc. However, the book value of a company rarely bears a relationship to the market value of the firm's stock. Whereas book value is a useful accounting concept, it has only limited applicability in the valuation process. As of December 31, 1997, the book value of Glycosyn Pharmaceuticals, Inc., that is the assets less the liabilities on a estimated, recast basis is $838,871.

The value of a company is typically not a function of what the assets of the company could be sold for (net of liabilities), but is rather a function of how those assets can be utilized in generating revenue and net income. Internal Revenue Ruling 59-60 states:

     Earnings may be the most important criterion of value in some cases wherein asset value will receive primary consideration in others. In general, the appraiser will accord primary consideration to earnings when valuing stocks of companies which sell products or services to the public; conversely, in the investment or holding type of company, the appraiser may accord the greatest weight to the assets underlying the security to be valued. [Section 5]

Since, Glycosyn Pharmaceuticals, Inc. is an operating company engaged in the development of pharmaceutical products, the book value of the Company is not indicative of value, therefore, the Book Value Method will not be used for this valuation.

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                                                                  DEAL STRUCTURE
--------------------------------------------------------------------------------

Glycosyn Pharmaceuticals, Inc.'s value may include some form of "deal structure" or deferred payments. By accepting part of the payment in a form other than cash, it is possible to offset some of the risk the buyer assumes, thereby maximizing the total selling price.

From the buyer's perspective, factors contributing to transaction risk include:

     - The price of the business in relation to historical earnings, cash flow and net asset value

     -    Competition and the ease of competition entering into the marketplace

     -    Product liability exposure and other potential litigation issues

     -    Reliance of the business on key personnel, customers, and suppliers

     - The sensitivity of the business' earnings to swings in the overall economy

     - Current state of Glycosyn Pharmaceuticals, Inc.'s products relative to the market it serves

     - Current state of the ability of plant and equipment to meet present and future needs

Glycosyn Pharmaceuticals, Inc.'s potential for future sales and profits is estimated to be strong over the next three years. For this reason, the Company's price may be optimized through a deal structure which includes a part of the purchase price in the form of deferred payments. Such deferred payments could include amounts related to notes, non-compete agreements, consulting contracts, and participation in future earnings (i.e., commonly referred to as "earnouts").

The ultimate realization of some of the deferred payments could be dependent on successful operation of the Company after acquisition. In the case of an earnout, the deferred payments would be contingent upon the Company achieving agreed-to levels of sales and/or earnings for a specified period after the sale.

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                                                         FACTORS AFFECTING VALUE
--------------------------------------------------------------------------------

Glycosyn Pharmaceuticals, Inc.'s value is based on an analysis of:

     -    The Company's financial performance.

     -    Strengths and weaknesses of the Company.

     - The growth and opportunities of Glycosyn Pharmaceuticals, Inc.'s industry and markets.

     -    Likelihood of being sold under the current market conditions.

Each of these components plays an important role in the value of Glycosyn Pharmaceuticals, Inc. Some components will positively influence value, while other factors of value, which a buyer may perceive as a threat to the Company's future profit potential, will discount value. Elements which increase risk decrease the value of the business. Conversely, elements which decrease risk, increase the Company's value. High risk factors have a greater ability to adversely affect the Company's earning power than do low risk factors.

There is no guarantee, however, that the Company's assessed risk will necessarily apply in the future. Notwithstanding, taking all factors into consideration, the risk associated with this business appears to be moderate. There are two factors ranked "high." The balance of the risk factors were ranked as "moderate," "low," or "very low." These factors are summarized below:

                          VERY LOW     LOW      MODERATE     HIGH     VERY HIGH
                          --------     ---      --------     ----     ---------
SUMMARY OF RISK FACTORS       4         5          8          2           0

The mean risk factor is 2.42. Therefore, the overall risk is considered to be Moderate. The table on the next page shows each risk factor considered in assessing the degree of risk inherent in this business:


                                    CURRENT
       RISK FACTOR                  STATUS         RISK PROFILE       RATE
-------------------------------     -------        ------------    ---------
Years in Business                   5 years               3        Moderate
Proprietary Content                 Low                   2        Low
Industry Life Cycle                 Growth                3        Moderate
Industry Stability                  Stable                4        High
Relative Size of Company            Small                 3        Moderate
Concentration as a % of Sales       High                  4        High
Relative Service/Product Quality    High                  1        Very Low
Product/Service/Differentiation     Low                   3        Moderate

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
                                    CURRENT
       RISK FACTOR                  STATUS         RISK PROFILE       RATE
-------------------------------     -------        ------------    ---------
Strength of Market                  Growing               3        Moderate
Size of Market                      Medium                3        Moderate
Price Competition                   Low                   2        Low
Employee Turnover                   Low                   2        Low
Technical Employees                 Highly                1        Very Low
                                    Skilled
Unionization                        None                  1        Very Low
Management Depth, Quality           Limited               3        Moderate
Condition of Facilities             Very Good             1        Very Low
Ease of Market Entry                High                  2        Low
Ease of Market Exit                 High                  3        Low
Reg. Response/Environ.              Excellent             3        Moderate
Compliance

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

                                              CONTINGENT AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

1. The appraiser assumes no responsibility for matters of a legal nature affecting the business appraised. This includes any liability for damage, loss, or injury resulting from negligence or contingencies beyond Business Valuation & Planning Group's total control.

2. The appraiser is not required to appear in court because of having made the appraisal of the business in question, unless arrangements have been previously made therefor.

3. The stated value is only valid for the date of the valuation and for the purpose specified.

4. Future events, changed conditions, and other external factors, over which the Business Valuation & Planning Group has no control may affect the Company's value.

5. Business Valuation & Planning Group does not assume any of the Company's business risks which could be attributable to the accuracy, completeness, or relevancy of the materials supplied by the Company which are contained in this report.

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
                                                                   CERTIFICATION
--------------------------------------------------------------------------------

We certify that, to the best of our knowledge and belief,

     1.   The statements of fact contained in this report are true and correct.

     2. The report analysis, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analysis, opinions and conclusions. Moreover, the stated value is considered to be an objective appraisal.

     3. Our analysis, opinions, and conclusions were developed, and this report have been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

     4. No one provided significant professional assistance to the person signing this report, except for other individuals of Business Valuation & Planning Group.

     5. The Business Valuation & Planning Group attest that neither it nor its affiliated representatives who assisted in this Fairness Opinion have no future interest in the subject business as a buyer or investor.

The Fairness Opinion expressed herein is valid only for the stated purpose and date of the appraisal. Whereas we deemed as reliable the financial information provided and the forecast presented, we make no representation as to the accuracy or completeness of this data.



                                            /s/ JIM MCCUNE
                                            ----------------------------------
                                            Jim McCune
                                            Managing Director
                                            Business Valuation & Planning Group


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